EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS FIRST QUARTER EPS OF $0.09; Q1 2011 PROFITS INCREASE 50% FROM Q1 2010.

ESCALADE AMENDS CREDIT AGREEMENT WITH JPMORGAN CHASE

Evansville, IN (April 20, 2011) Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the first quarter of 2011 was $1.2 million, or $0.09 basic and diluted earnings per share compared to net income of $0.8 million or $0.06 basic and diluted earnings per share for the same quarter in 2010. Net revenues for the first quarter of 2011 were 11% higher than the same quarter last year. Sales growth is a result of expanded product placement resulting from product innovation and brand marketing.

In the Sporting Goods segment, net revenue increased 13.2% in the first quarter of 2011 compared to the same quarter in 2010. Increases in consumer spending, new product development, expanded product placement and additional customer base are driving sales increases. Management believes improved sales in the Sporting Goods segment will continue through the remainder of the year; however, the improvement may be slightly less than that experienced in the first quarter.

Net revenue in the Information Security and Print Finishing segment increased 7.2% in the first quarter 2011 compared to the same quarter in 2010. A portion of the increase in the first quarter is the result of the timing of certain shipments which may not be repeated in subsequent quarters; however, the Company anticipates sales in 2011 will exceed prior year.

Escalade also announced that, on April 14, 2011, it amended its existing Credit Agreement with its issuing bank, JPMorgan Chase Bank, N.A. As amended, the Credit Agreement now provides Escalade with a senior revolving credit facility in the maximum principal amount of up to $22,000,000 with an extended maturity date of July 31, 2013 and a term loan in the principal amount of $8,500,000 with a maturity date of May 31, 2015. The amendment also reduced the interest rates payable by Escalade under the revolving credit facility, increased the amount of capital expenditures allowed under the Credit Agreement, and provides for certain qualifying acquisitions without the lender’s consent for aggregate consideration up to $5,000,000.

“We are pleased to see healthy sales and profit growth in both the Sporting Goods and Information Security and Print Finishing business segments,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “Our strategy of making significant investments in product innovation and brand marketing is working. Major advances in our product placement have been achieved. We anticipate our strategy, coupled with improvement in the global economy, will result in continued sales and earnings growth for the Company. We are also very pleased with the amendment to our Credit Agreement, which reflects the reduction of our debt load over the last year and improved financial condition as evidenced by lower interest rates and the extended maturity date of our U.S. revolving credit facility.”

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	19 March 2011	20 March 2010	19 March 2011	20 March 2010

NET SALES	$27,998	$25,169	$123,485	$116,210

OPERATING EXPENSES
Cost of goods sold	17,873	16,616	84,731	81,770
Selling and administrative	7,741	6,861	28,584	28,323
Amortization	317	283	1,322	2,081

OPERATING INCOME	2,067	1,409	8,848	4,036

OTHER INCOME (EXPENSE)
Interest expense	(184)	(360)	(987)	(1,784)
Other income	122	258	1,912	2,346

INCOME BEFORE INCOME TAXES	2,005	1,307	9,773	4,598

PROVISION FOR INCOME TAXES	802	505	3,313	(1,699)

NET INCOME	$1,203	$802	$6,460	$2,899

PER SHARE DATA
Basic earnings per share	$0.09	$0.06	$0.51	$0.23
Diluted earnings per share	$0.09	$0.06	$0.48	$0.22
Average shares outstanding	12,804	12,685	12,754	12,648

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

	19 March 2011	20 March 2010	25 December 2010
ASSETS
Current assets	$59,224	$50,423	$55,010
Property, plant & equipment – net	19,675	20,584	19,844
Other assets	28,076	26,552	27,302
Goodwill	26,024	25,681	25,397
Total	$132,999	$123,240	$127,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$33,616	$40,328	$30,878
Other liabilities	9,105	—	9,645
Stockholders’ equity	90,278	82,912	87,030
Total	$132,999	$123,240	$127,553